Exhibit 10.2

Execution Copy

FORM OF LOCK-UP AGREEMENT

August 21, 2007

Aerosonic Corporation
1212 North Hercules Avenue
Clearwater, Florida 33765

Re:	Securities Issued in Connection with the Acquisition of OP Technologies, Inc.

Ladies and Gentlemen:

        In connection with the Share Purchase Agreement (the “Agreement”), dated August 21, 2007, by and among Aerosonic Corporation, a Delaware corporation (“Buyer”), OP Technologies, Inc., an Oregon corporation (the “Company”), Optimization Technologies, Inc., an Oregon corporation (“Seller”), and certain shareholders of Seller for purposes of Section 2.6 of the Agreement only, and as an inducement to Buyer to enter into the Agreement and consummate the transactions contemplated by the Agreement, the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined), without the prior written consent of Buyer:

(1)

sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, dividend, hypothecate,   or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any shares of the Buyer Common Stock (as defined in the Agreement) issued to Seller in connection with the Agreement or the transactions related thereto; or

(2)

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic   consequence of ownership of any of the Buyer Common Stock, whether such swap transaction is to be settled by delivery of any Buyer Common Stock or other securities of any person, in cash or otherwise.

        As used herein, “Restricted Period” means the period commencing on the date of issuance of the Buyer Common Stock (the “Effective Date”) and ending on the date which is two years following the Effective Date.

        Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Buyer Common Stock, to one or more shareholders of the undersigned at any time after the date which is one year following the Effective Date; provided, that such shareholder is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”); provided further, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Buyer Common Stock subject to the provisions of this Lock-Up Agreement, and other than to return the Buyer Common Stock to the former ownership, there shall be no further Transfer of the Buyer Common Stock except in accordance with this Lock-Up Agreement.

        The undersigned hereby authorizes the Buyer’s transfer agent to apply to any certificates representing Buyer Common Stock issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement. Buyer will instruct the Buyer’s transfer agent to remove such legend when requested by Seller if Seller or a Related Party has satisfied all requirements under this Lock-up Agreement, the Agreement and, in the opinion of counsel in form and substance reasonably satisfactory to Buyer, that the proposed transfer of the Buyer Common Stock is in compliance with the Securities Act.

        This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the laws of the State of Florida. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Optimization Technologies, Inc. By: Name: Dexter Turner Title: President Address: 15236 NW Greenbrier Pkwy. Beaverton, OR 97006